Exhibit 10.2

Form of Coverage Letter to Eligible Employee under the Separation Benefit Plan

[letterhead]

[date]

By Hand Delivery

_____________________

_____________________

_____________________

Dear                     :

I am writing to inform you that Pemco Aviation Group, Inc. has implemented a Separation Benefit Plan. Enclosed for your review is a copy of the Plan, which I encourage you to read carefully. This letter confirms that you are covered by the Plan and serves as your “Coverage Letter” (see Section 2(d) of the enclosed Plan).

If your employment is involuntarily terminated prior to December 1, 2007 or if the monetary terms of your employment are reduced without your written consent prior to December 1, 2007, you will be eligible to receive a “Separation Benefit” from the Plan. However, if you resign your employment or your employment is terminated for “Reason” (see Section 2(j) of the Plan), you will not be eligible for any Plan benefits.

A Separation Benefit that becomes payable will equal the amount of your “Base Salary,” as defined by the Plan Section 2(a), paid per regular payroll procedures for your “Participation Period.” Your Participation Period will be the     -day period that immediately follows your termination date. During your Participation Period, you would remain covered by the employee benefit plans in which you were participating immediately before your termination date, and, subject to the terms and conditions of such plans, the Participation Period coverage will be provided on the same terms and conditions that applied immediately before your termination date.

The Separation Benefit Plan has been made available to you in recognition of the key role that you play during this important period, the importance of your contributions to our financial success, and the significant work that lies ahead. Please keep this letter confidential, as not all employees are eligible to participate in the Separation Benefit Plan. Feel free to contact me with any questions.

Very truly yours,

Ronald A. Aramini, President and Chief Executive Officer